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                                                                    Exhibit 99.1

                                     [LOGO]
                             YOUNG BROADCASTING INC.


         Young Broadcasting Announces Sale of $250 Million Senior Notes

         New York, NY - December 3, 2001 -- YOUNG BROADCASTING INC. ("YBI") (Nasdaq: YBTVA) announced today that it has sold $250 million of 8-1/2% Senior Notes due 2008 (the "Senior Notes "). The net proceeds from this private placement will be used to repay indebtedness under YBI's senior credit facilities.

         The Senior Notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Senior Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         "This is one of the most significant financial transactions in our company's history," stated Vincent Young, Chairman of Young Broadcasting. "It gives us the flexibility to pursue a number of options and to negotiate deals from a position of strength with the ultimate goal of maximizing shareholder value."

         YBI owns twelve television stations and the national television representation firm, Adam Young, Inc. Six stations are affiliated with the ABC Television Network (WRKN-TV, Nashville TN. - WTEN-TV, Albany, New York - WATE-TV, Knoxville, TN. - WRIC-TV, Richmond, VA. - WTVO-TV, Rockford, IL. - and WBAY-TV, Green Bay, WI.), three that are affiliated with the CBS Television Network (WLNS-TV, Lansing MI. - KLFY-TV, Lafayette, LA. - and KELO-TV, Sioux Falls, SD), and two that are affiliated with the NBC Television Network (KWQC-TV, Davenport, IA. and KRON-TV, San Francisco, CA KCAL-TV, Los Angeles, CA. is the only independent VHF station in Los Angeles.

         Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those YBI anticipates. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents YBI files from time to time with the Securities and Exchange Commission. YBI is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.



Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer -
         212-754-7070 Don Ciaramella, The Lippin Group 212-986-7080